SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934 (Amendment No.)

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☐	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

☒	Definitive Information Statement

BULLDOG FINANCIAL, INC.
(Name of Registrant As Specified In Charter)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

Bulldog Financial, Inc.
98 South Holman Way
Golden, Colorado 80401
(303) 278-0207

INFORMATION STATEMENT
(Definitive)

July 3, 2007

GENERAL INFORMATION

                   This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $.00001 per share (the “Common Stock”), of Bulldog Financial, Inc., a Nevada Corporation (the “Company”), to notify such Stockholders that on or about or about June 22, 2007, the Company received written consents in lieu of a meeting of Stockholders from the holder of 5,000,000 shares representing approximately 86.62% of the 5,772,700 shares of the total issued and outstanding shares of voting stock of the Company (the "Majority Stockholders") (1) authorizing the Company's Board of Directors, to effect a 5-for-1 forward stock split (pro-rata increase) of our issued and outstanding shares of Common Stock; and (2) amend the article of incorporation to create a class of blank check preferred stock with 20,000,000 shares authorized.

On June 22, 2007, the Board of Directors of the Company approved the above-mentioned actions, subject to Stockholder approval. The Majority Stockholders approved the action by written consent in lieu of a meeting on June 5, 2007, in accordance with the Nevada Revised Statutes. Accordingly, your consent is not required and is not being solicited in connection with the approval of the action.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company (the "Board") believes that the stockholders of the Company will benefit from the acquisition of additional businesses in the Company's industry which will create a more liquid public market for its common stock. In order to facilitate such transaction, the Board has determined that the capitalization structure of the Company should be simplified. No assurances can be given that such acquisitions will be achieved.

Accordingly, it was the Board's opinion that the restructuring transactions described above would better position the Company to attract potential business candidates and provide the stockholders of the Company with the greatest potential return. The Board approved the above actions on June 22, 2007 and stockholders holding a voting majority of the outstanding voting capital stock of the Company approved the above actions on June 22, 2007.

ACTIONS TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and the holders of the majority of the outstanding voting capital stock of the Company.

INCREASE THE NUMBER OF ISSUED AND OUTSTANDING
 SHARES OF OUR COMMON STOCK

General

The Board approved resolutions to effect a five-for-one forward stock split. Under this forward stock split, each one share of our Common Stock will be converted automatically into five share of Common Stock.  The effective date of the forward stock split will be July 23, 2007.

PLEASE  NOTE  THAT  THE  FORWARD  STOCK  SPLIT  WILL  NOT  CHANGE  YOUR PROPORTIONATE  EQUITY  INTERESTS IN THE  COMPANY.

Purpose and Material Effects of the Forward Stock Split

The Board of Directors believes that, among other reasons, the number of outstanding shares of our Common Stock has contributed to a lack of investor interest in the Company and has made it difficult to attract new investors and potential business candidates.  The Board of Directors had proposed the Forward Stock Split as one method to attract business opportunities in the Company.

When a company engages in a forward stock split, it substitutes a predetermined amount of shares of stock for one share of stock. It does not decrease the market capitalization of the company. An example of a forward split is the following. For example, a company has 10,000,000 shares of common stock outstanding. Assume the market price is $.10 per share. Assume that that company declares a 5 for 1 forward stock split. After the forward stock split, that company will have 5 times as many shares outstanding or 50,000,000 shares outstanding. The stock will have a market price of $0.02. If an individual investor owned 10,000 shares of that company before the split at $.10 per share, he will own 50,000 share at $.02 after the split. In either case, his stock will be worth $1000. He's no better off before or after. Except that such company hopes that the lower stock price will make the company more attractive for investors. There is no assurance that that company's stock will fall in price after a forward split or that investors will emerge.

 We believe that the Forward Stock Split may improve the price level of our Common Stock and that the lower share price could help generate interest in the Company among investors and other business opportunities.  However, the effect of the forward split upon the market price for our Common Stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of our Common Stock after the forward split will fall in proportion to the increase in the number of shares of Common Stock outstanding resulting from the forward split. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

The forward split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power.

The principal effect of the forward split will be that the number of shares of Common Stock issued and outstanding will be increased from 5,772,500 shares as of June 22, 2007 to approximately 28,862,500 shares. The number of authorized shares of Common Stock will not be affected.

The forward split will not affect the par value of our Common Stock. As a result, on the effective date of the forward split, the stated capital on our balance sheet attributable to our Common Stock will be increased to five times its present amount, and the paid-in capital account shall be decreased by the amount by which the stated capital is increased.  The per share net income or loss and net book value of our Common Stock will be decreased because there will be more shares of our Common Stock outstanding.

The forward split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered. The Common Stock issued pursuant to the forward split will remain fully paid and non-assessable.   Stockholders should recognize that they will own a greater number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment multiplied by five).  While we expect that the forward split will result in a decrease in the potential market price of our Common Stock, there can be no assurance that the forward split will decrease the potential market price of our Common Stock by a multiple equal to the exchange number or result in the permanent decrease in any potential market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our Common Stock increase, the percentage increase as an absolute number and as a percentage of our overall market capitalization may be less than would pertain in the absence of a forward split.  Consequently, there can be no assurance that the forward split will achieve the desired results that have been outlined above.

Procedure for Exchange of Stock Certificates

The forward split will become effective on July 23, 2007, which we will refer to as the "effective date."  Beginning on the effective date, each certificate representing pre-forward split shares will be deemed for all corporate purposes to evidence ownership of post-forward split shares.

Our transfer agent, Registrar and Transfer Company, will act as exchange agent for purposes of implementing the exchange of stock certificates and payment of dividends.  We refer to such person as the "exchange agent." Holders of pre-forward split shares are asked to surrender to the exchange agent certificates representing pre-forward split shares in exchange for certificates representing post-forward split shares in accordance with the procedures set forth in the letter of transmittal enclosed with this Information Statement.  No new certificates will be issued to a stockholder until that stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal.

Our stockholders are not entitled to appraisal rights under the Nevada Revised Statutes in connection with the forward stock split.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

AMEND THE ARTICLES OF INCORPORATION TO CREATE A CLASS OF BLANK CHECK PREFERRED STOCK WITH 20,000,000 SHARES AUTHORIZED

The Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) authorizes the maximum number of shares outstanding at any time shall be 200 million (200,000,000) shares of Common Stock with no preemptive rights, $.00001 par value. On June 22, 2007, the Board of Directors approved an amendment to the Articles of Incorporation to authorize twenty  million (20,000,000) shares of blank check preferred stock. The Board of Directors is authorized to fix to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the blank check preferred stock. On June 22, 2007, the holders of a majority of the outstanding shares of Common Stock approved the amendment by written consent.

The general purpose and effect of the amendment to the Company’s Articles of Incorporation is to create the blank check preferred stock. The Board of Directors believes that it is prudent to have the class of preferred stock for general corporate purposes, including acquisitions, equity financings, stock dividends, stock splits or other recapitalizations, and grants of stock options. The Company currently has no arrangements or understandings for the issuance of shares of Preferred Stock, although opportunities for acquisitions and equity financings could arise at any time. If the Board of Directors deems it to be in the best interests of the Company and the Stockholders to designate the rights to be associated with the issue additional shares of Common Stock in the future, and to issue shares from the authorized shares, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

The following is a statement of the designations, and powers, of preferences and rights, and the qualifications, limitations or restrictions with respect to our proposed blank check preferred stock. The shares of our blank check preferred stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to our Board of Directors to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series.

The number, designation, and relative rights, preferences and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with our common stock and any other series of the blank check preferred stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by our Board of Directors pursuant to the Colorado Corporation Code.

The issuance of blank check preferred stock will have a dilutive effect on holders of shares of our common stock since the blank check preferred stock convert into shares of our common stock. Furthermore, additional issuances of common stock could also have a dilutive effect on holders of shares of our common stock.

This new class of Preferred Stock could have an anti-takeover effect. If the Company’s Board of Directors desires to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.  This action has been approved by the Board and the written consents of the holders of the majority of the outstanding voting capital stock of the Company.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on June 5, 2007, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the reverse split will not become effective until at least 20 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about July 3, 2007 to all Stockholders of record as of the Record Date.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

       The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Quarterly Report on Form 10-QSB for the quarter ended February 28, 2007;
2.	Quarterly Report on Form 10-QSB for the quarter ended November 30, 2006;
3.	Annual Report on Form 10-K for the year ended August 31, 2006; and
4.	Quarterly Report on Form 10-Q for the quarter ended May 30, 2006; and

OUTSTANDING VOTING SECURITIES

        As of the date of the Consent by the Majority Stockholder, June 22, 2007, the Company had 5,772,700 shares of Common Stock issued and outstanding, and there were no shares of Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval. Preferred Stockholders are not entitled to vote on matters submitted for Stockholder approval.

         On June 22, 2007, the holders of 5,000,000 shares (or approximately 86% of the 5,771,700 shares of Common Stock then outstanding) executed and delivered to the Company a written consent approving the action set forth herein. Since the action has been approved by the Majority Stockholder, no proxies are being solicited with this Information Statement.

         The Nevada Revised Statutes provides in substance that unless the Company's articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of all shares of our common stock on the Record Date (June 22, 2007) for (i) each person who owns beneficially more than five percent of the outstanding shares of common stock (ii) each of our directors, (iii) each named executive officer, and (iv) all directors and officers in a group.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Outstanding Shares of Common Stock (3)

Scott McDowell 98 S. Holman Way Golden, CO 80401	5,000,000	86.62%
All Officers and Directors as a Group (3) Persons	5,000,000	86.62%

(1) Each of the persons listed has sole voting, investment, and dispositive power, except as otherwise noted.
(2) Beneficial ownership has been determined in accordance with Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934. Such rule, generally, includes as beneficial owners of securities, among others, any person who directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power with respect to such securities, and any person who has the right to acquire beneficial ownership of such security within sixty (60) days through a means including but not limited to the exercise of any option, warrant, right or conversion of a security.
(3) All percentages are based on 5,772,700 shares issued and outstanding as of June 22, 2007 without regard to any options that are presently exercisable but are included in a calculation of beneficial ownership only pursuant to Rule 13d¬3(d)(1)(i) under the Exchange Act.

DISSENTER’S RIGHTS OF APPRAISAL

        The Stockholders have no right under the Nevada Revised Statutes, the Company’s articles of incorporation consistent with above or the Company’s By-Laws to dissent from any of the provisions adopted as set forth herein.

EFFECTIVE DATE OF REVERSE SPLIT

        Pursuant to Rule 14c-2 under the Exchange Act, thus reverse split shall not be effective until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on July 23, 2007.

By Order of the Board of Directors
/s/ Scott McDowell Scott McDowell President, Chief Executive Officer and Chairman of the Board of Directors